Exhibit 99.1

SOHU.COM ANNOUNCES CHANGYOU TO ACQUIRE A MAJORITY STAKE IN SOCIAL COMMUNICATION SOFTWARE PROVIDER RAIDCALL

New York, November 20, 2013 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today announces that its online game subsidiary, Changyou.com Limited (“Changyou”) (NASDAQ: CYOU) and Kalends Inc. (“Kalends”), a provider of comprehensive Internet products and services for the global market, today jointly announced that they have entered into a definitive investment agreement (the “Investment Agreement”) pursuant to which Changyou will acquire 62.5% of the equity interests, on a fully-diluted basis, of a company of Kalends outside of China that will hold all of the assets associated with Raidcall (“Raidcall”), a free social communication platform (such assets, the “Raidcall Business”), for US$50 million in cash. The transaction is expected to close in December 2013, subject to customary closing conditions. This acquisition accelerates Changyou’s progress toward creating a global gamer platform.

Mr. Dewen Chen, Changyou’s president, said, “With over 20 million registered users globally, Raidcall is a popular, high-quality communication software used by gamers for real-time audio group chat while they play online games. With this transaction, Changyou offers gamers a more comprehensive selection of products and moves forward in its plan to develop a platform business. In addition, we will add a proven team of top engineers, and we are confident in their capabilities to continue to make Raidcall a popular product in new countries that we market to.”

Mr. Yahui Zhou, chairman and chief executive officer of Kalends, said, “Kalends and Changyou share the same passion in providing the best-in-class products and services to gamers. With Changyou’s investment in the Raidcall Business and their expertise and capabilities in marketing, we see greater chance for success and an even larger potential to grow Raidcall’s presence globally.”

Raidcall is a free social communication software that facilitates real-time online group activities via voice, text and video, allowing users to create and organize groups of varying size to participate in a wide range of online group activities such as online games, music, karaoke and other live performance dynamics. Raidcall has provided group communication services to over 20 million registered users to-date, including world-class professional gaming teams such as Fnatic and Evil Geniuses. Available in 14 different languages, Raidcall currently operates overseas in multiple regions, such as Taiwan, Hong Kong, Macau, Brazil, Russia, and others.

About Changyou

Changyou.com Limited (NASDAQ: CYOU) is a leading developer and operator of online games in China with a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Changyou began operations as a business unit within Sohu.com Inc. (NASDAQ: SOHU) in 2003, and was carved out as a separate, stand-alone company in December 2007. It completed an initial public offering in 2009. Changyou has an advanced technology platform that includes advanced 2.5D and 3D graphics engines, a uniform game development platform, effective anti-cheating and anti-hacking technologies, proprietary cross-networking technology and advanced data protection technology. For more information, please visit http://ir.changyou.com/.

About Kalends

Founded in 2008, Kalends Inc. is a provider of comprehensive Internet products and services for the global market. Kalends has three core businesses that include the development and global publishing of online games, the development and operation of the Raidcall social communication platform, and the operation of the Brothersoft free software download directory. Kalends is one of the leading mobile game and web game developers and operators in China. It also publishes mobile games and web games overseas. For more information, please visit http://www.kalends.cn/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information services on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeenth year of operation.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and mobile services (most mobile revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

For investor and media inquiries, please contact:

In China:

Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

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